Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8 filed on February 13, 2008) pertaining to the 2005 Stock Incentive Plan and 2005 Employee Stock Purchase Plan of NxStage Medical, Inc. of our reports dated March 14, 2007, with respect to the consolidated financial statements of NxStage Medical, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2006, NxStage Medical, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of NxStage Medical, Inc. filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Boston, MA
February 8, 2008